Exhibit 5.1

                              November 19, 1996

United Waste Systems, Inc.
Four Greenwich Office Park
Greenwich, Connecticut  06830

Re:  Registration Statement on Form S-3 (333-11109)

Gentlemen:

     You have requested our opinion in connection with the above-referenced registration statement, as amended (the "Registration
Statement"), relating to the following securities of United Waste
Systems, Inc. (the "Company") that may from time to time be sold by the holders thereof: (i) up to $137,800,000 principal amount of the Company's 4 1/2% Convertible Subordinated Notes due June
1, 2001 (the "Notes") and (ii) the shares (the Conversion
Shares") of the Company's Common Stock, par value $.001 per share, that may be acquired upon conversion of any Notes covered by the Registration Statement.

     We have reviewed copies of the Amended and Restated Certificate of Incorporation of the Company (including amendments thereto), the By-laws of the Company, the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth. As to certain questions of fact material to our opinion, we have relied upon the certificate of an officer of the Company and upon certificates of public officials. Insofar as the following opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligation of the Company, we have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Notes have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and subject to general equity principles.

     2. The Conversion Shares, when issued in accordance with the terms of the Notes and the Indenture referred to therein, will be duly authorized and validly issued, fully paid and non-assessable.

     The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

     We hereby consent to the reference to us under the caption "Validity of Securities" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,
                              Ehrenreich & Krause